Exhibit 10.01

IN ACCORDANCE WITH ITEM 601(b)(10)(iv) OF REGULATION S-K, CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. THE CONFIDENTIAL INFORMATION IS DENOTED HEREIN BY [*].

Execution Version

ASSET PURCHASE AGREEMENT
by and among
DSM Nutritional Products Ltd.,
as Buyer,
Amyris, Inc.,
as Seller,
dated as of March 31, 2021

Table of Contents

Article 1 DEFINITIONS 1
Definitions 1
Article 2 PURCHASE AND SALE OF ASSETS 7
Purchase and Sale of Assets 7
Assumed Liabilities 8
Excluded Assets 8
Excluded Liabilities 9
Initial Purchase Price 10
Withholding 10
Article 3 CLOSING; CLOSING DELIVERIES 11
Closing 11
Deliveries by Buyer 11
Deliveries by Seller 11
Further Assurances 12
Earn-Out Payments 12
Wrong Pockets 15
Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER 16
Organization and Authority 16
No Conflicts; Consents 16
Consents and Approvals 17
Compliance with Law; Litigation and Claims 17
Purchased Assets 17
Tax Matters 17
Assumed Contracts 18
Inventory 18
R&D Obligations 18
Brokers 18
No Implied Representations 19
Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER 19
Organization and Authority 19
No Conflicts; Consents 19
Consents and Approvals 19
Sufficient Funds 20
No Other Representations 20

Table of Contents

Article 6 COVENANTS 20
Expenses 20
Tax Matters 20
Confidentiality 21
Cooperation in Litigation Matters 22
Escrow Agreement 22
Conduct of the Business 22
Article 7 INDEMNIFICATION 22
Survival 22
Indemnification 22
Claims Procedure 23
Buyer’s Off-Set Right 24
Article 8 GENERAL 24
Public Statements 24
Notices 24
Amendment; Waiver; Cumulative Rights 25
Assignment 25
Entire Agreement 26
Governing Law; Jurisdiction; Waiver of Jury Trial 26
Counterparts; Effectiveness; Third Party Beneficiaries 26
Representation by Legal Counsel 27
Section Headings; Construction 27
Validity 27
Specific Performance 27
Non-Recourse 27

Exhibits
Exhibit A — Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B — License and Drawing Rights Agreement
Exhibit C — Supply Agreement
Schedules

Schedule 1.1(a) Schedule 2.1.2 Schedule 2.1.4 Schedule 2.1.5 Schedule 3.3 Schedule 3.5.1 Schedule 3.5.5	Assumed Contracts Products and related Technical Transfer Packages Accounts Receivable Inventory Conditions Precedent Annual Launch Business EBITDA Value Share Guarantee

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT is entered into as of March 31, 2021 by and among DSM Nutritional Products, Ltd. a Switzerland limited company (“Buyer”) and Amyris, Inc., a Delaware corporation (“Seller”).
RECITALS
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the Purchased Assets (as defined herein), and Buyer desires to assume, pay, perform and discharge the Assumed Liabilities (as defined herein), all on the terms and conditions set forth in this Agreement (as defined herein).
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, Seller and Buyer, intending to be legally bound, hereby agree as set forth herein.
ARTICLE 1
DEFINITIONS
1.1.Definitions. For the purposes of this Agreement, capitalized terms used herein have the meaning set forth below (the singular shall be interpreted to include the plural and vice versa, unless the context clearly dictates otherwise):
“2022 Value Share    Guarantee Amount”    has    the meaning    set    forth in Section 3.5.5.
“2023 Value Share    Guarantee Amount”    has    the meaning    set    forth in Section 3.5.5.
“2024 Value Share    Guarantee Amount”    has    the meaning    set    forth in Section 3.5.5.
“Accounts Receivable” has the meaning set forth in Section 2.1.
“Action” means any action, claim, demand, proceeding, citation, summons, subpoena, arbitration, audit, investigation, hearing, litigation or suit of any nature (whether civil, criminal, administrative or judicial, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, in no event shall Amyris or any of its Subsidiaries be deemed to be an Affiliate of Buyer or any of its direct or indirect equity holders or Subsidiaries for any purpose hereunder.
“Aggregate Earn-Out Cap” has the meaning set forth in Section 3.5.1.

“Agreement” means this Asset Purchase Agreement, and the Schedules and Exhibits hereto, as amended, modified or supplemented from time to time.
“Annual Launch Business EBITDA” means, for each of the calendar years 2022, 2023 and 2024, the earnings before interest, taxes, depreciation and amortization for such calendar year, in each case, consisting of the accounts and items identified on Schedule 3.5.1, determined in accordance with GAAP, subject to the adjustments contemplated by Schedule 3.5.1, and in accordance with the sample calculation set forth on Schedule 3.5.1.
“Arbitrating Accountant” has the meaning set forth in Section 3.5.2.
“Assumed Contract” means each contract set forth on Schedule 1.1(a) hereto.
“Assumed Liabilities” has the meaning set forth in Section 2.2.
“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement pursuant to which the Purchased Assets will be sold and transferred to, and the Assumed Liabilities will be assumed by, Buyer at the Closing, substantially in the form attached as Exhibit A hereto.
“Bisabolol” means [*] and meeting the product specifications agreed by [*].
“Business” means the business, operations and activities of Seller’s flavors and fragrances (F&F) business as conducted by the Seller and any of its Subsidiaries consisting of manufacturing, marketing, distribution and sale activities related to the Molecules, in each case, as conducted by Seller and its Subsidiaries prior to the Closing.
“Business Books and Records” has the meaning set forth in Section 2.1.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York City, New York, Switzerland or the Netherlands are authorized or required by Law to close.
“Business Tax Records” means all books and records relating to Taxes with respect to the Purchased Assets and the Assumed Liabilities.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Confidential Information” has the meaning set forth in Section 6.3.1.
“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, license, notice of, with or to any Person or under any Law, in each case, required to permit the consummation of the Contemplated Transactions.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, purchase order or other contract, agreement, obligation, commitment or instrument that is legally binding, including all amendments, schedules and exhibits thereto.
“Data Room” means the on-line “virtual data room” established by the Seller and/or its Representatives in connection with the Contemplated Transactions, hosted by Fenwick & West (available at: [*]).
“Designated Court” has the meaning in Section 8.6.1.
“Earn-Out Payment Statement of Objections” has the meaning set forth in Section 3.5.2.
“Earn-Out Period” has the meaning set forth in Section 3.5.1.
“Earn-Out Schedule” has the meaning set forth in Section 3.5.2.
“Encumbrance” means any lien, mortgage, adverse ownership claim, attachment, levy, charge, easement, option or other right to acquire an interest, restriction, pledge, security interest, title defect, encroachment or other similar encumbrance, whether of record or not.
“Enforceability Exceptions” has the meaning set forth in Section 4.1.
“Escrow Agreement” means each of (i) the Strain Escrow Agreement by and between Amyris, Inc, Givaudan International, SA and SciSafe Inc. effective September 28, 2018 to be amended following Closing to include reference to Buyer (as may be amended or modified by the parties thereto), and (ii) the Escrow Agreement by and between Amyris, Inc., Firmenich SA and SciSafe Inc. effective August 22, 2013, as amended December 23, 2016 to be amended following closing to include reference to Buyer (as may be amended or modified by the parties thereto).
“Excluded Assets” has the meaning set forth in Section 2.3.
“Excluded Books and Records” has the meaning set forth in Section 2.3.3.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Firmenich Collaboration Agreement” means the Collaboration Agreement dated as of March 13, 2013, by and between Seller and Firmenich SA as amended by Amendment 1 dated July 1, 2015, as further amended by Amendment 2 dated November 28, 2016, as further amended by Amendment 3 dated July 1, 2017, and as further amended by Amendment 5 dated December 18, 2019.
“Firmenich Supply Agreement” means the Amended and Restated Supply Agreement by and between Amyris and Firmenich dated August 29, 2018.

“Framework Supply Agreement” means the Framework Supply Agreement by and between Amyris and Givaudan dated January 1, 2019.
[*].
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time and consistently applied.
“Givaudan Collaboration Agreement” means the Collaboration Agreement dated as of September 14, 2018, by and between Seller and Givaudan International SA.
“Governmental Authority” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau or body or other government authority or instrumentality or any Person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign or domestic, whether federal, national, supranational, state, provincial, municipal, local or other.
“Guarantee Amount” has the meaning set forth in Section 3.5.6.
“Indemnified Party” has the meaning set forth in Section 7.3.
“Indemnifying Party” has the meaning set forth in Section 7.3.
“Intellectual Property” has the meaning set forth in Section 1.21 of the License and Drawing Rights Agreement.
“Knowledge of Seller” means the actual knowledge of the following officers of Seller: John Melo (Chief Executive Officer), Han Kieftenebld (Chief Financial Officer), Jim Iacoponi (SVP, Nutrition Ingredients) and Eduardo Alvarez (Chief Operating Officer) after reasonable inquiry of such Seller employees that such named individuals reasonably believe would have actual knowledge of the applicable matter.
“Launch Business” means the sale of [*], Sclareol and Retinol pursuant to the applicable Assumed Contracts.
“Launch Business Forecast Amount” means the forecasted sales for the Launch Business for a given year prepared by Buyer in good faith based on the budgets, forecasts or projected sales delivered to Buyer by the Launch Business customers.
“Law” means, with respect to any Person, all international, national, federal, state, foreign or local statutes, laws, ordinances, regulations, rules, codes, judgments, orders or other requirements or rule of law of any Governmental Authority having jurisdiction over such Person.
“Liability” or “Liabilities” means any and all debts, liabilities, commitments, guarantees and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, determined or determinable, and whether or not such item is required to be accrued as a liability in financial statements prepared in accordance with applicable accounting standards, including those arising under any Law or Action and those arising under any Contract.

“License and Drawing Rights Agreement” means the agreement pursuant to which (i) Seller grants Buyer an exclusive license in certain intellectual property relating to the Molecules and (ii) Buyer agrees to engage Seller to provide certain development and piloting services with respect to the Molecules, substantially in the form attached as Exhibit B hereto.
“Loss” or “Losses” means losses, damages, adverse claims, Actions, obligations, demands, debts, fines, penalties, Liabilities, judgments, settlements, Taxes, costs or expenses, including costs of investigation, defense and settlement and documented attorneys’ and other professional fees and expenses.
“Manool” means [*] and meeting the product specifications agreed by [*].
“Molecules” means [*], Patchouli, Manool, Sandalwood, Bisabolol, [*], Sclareol and Retinol and Farnesene.
“Non-Recourse Party” has the meaning set forth in Section 8.12.1.
“Party” means each of Seller and Buyer, and “Parties” means Seller and Buyer.
“Patchouli” means [*] and meeting the product specifications agreed by [*].
“Permitted Encumbrance” means any Encumbrance for Taxes not yet due, assessed or payable.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a federal, state, local or foreign Governmental Authority or political subdivision or an agency or instrumentality thereof.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.5.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, counsel, consultants, advisors and agents and other authorized representatives of such Person, in each case acting in such capacity.
“Retinol” means [*] and meeting the product specifications agreed by [*].
“Review Period” has the meaning set forth in Section 3.5.2.
“Sandalwood” means [*] and meeting the product specifications agreed by [*].
“Sclareol” means [*] and meeting the product specifications agreed by [*].
“Seller” has the meaning set forth in the preamble to this Agreement.
“Shortfall Payment” has the meaning set forth in Section 3.5.4.

“Specified IP Matters” means all Liabilities related to or arising out of any indemnification obligations set forth in the Firmenich Collaboration Agreement or the Givaudan Collaboration Agreement to the extent relating to any facts, circumstances, occurrences or developments that existed or occurred prior to the Closing Date.
“Straddle Period” means a taxable period that includes but does not end on the Closing Date.
“Subsidiary” means with respect to a Party, any corporation, or other business entity that, either directly or indirectly, is controlled by such Party by way of ownership of the voting stock of such entity.
“Supply Agreement” means the supply agreement pursuant to which Seller will supply Buyer with its requirements for the Molecules, substantially in the form attached as Exhibit C hereto.
“Takasago Agreement” means Farnesene Supply Agreement by and between Amyris and Takasago International Corporation dated December 18, 2015.
“Tax” or “Taxes” means all U.S. and non-U.S., federal, state, provincial, municipal or other taxes, fees, levies, duties, tariffs, imposts and other assessments or charges of whatever kind (including taxes or other charges on, or measured by or with respect to, income or sales, use, excise, stamp, transfer, alternative minimum, estimated, property, windfall or other profits, value added, recording, registration, intangible, documentary, goods and services, escheat or unclaimed property, real estate, payroll, employment, social security, license, customs’ duties or similar fees, ad valorem, net worth, gains, gross receipts, withholding, environmental, and franchise taxes) and including repayments of any grants, subsidies, state aid or similar amounts from a Governmental Authority, together with any interest, penalties or additions payable in connection with such taxes, fees, levies, duties, tariffs, imposts and other assessments or charges imposed by any Governmental Authority or taxing authority, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person (other than any such obligation arising pursuant to a customary commercial contract entered into in the ordinary course of business with unrelated Persons the principal subject matter of which is not Taxes).
“Tax Return” means, with respect to any jurisdiction (foreign or domestic), any return, declaration, statement, report, claim for refund, information return, declaration of estimated Tax or other documents filed or required to be filed with respect to Taxes, and any schedule or attachment thereto and any amendment thereof.
“Third Party” means any Person other than the Parties and their respective Affiliates.
“Transaction Documents” means, collectively, this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the License and Drawing Rights Agreement and the Supply Agreement and any other documents, certificates, instruments, amendments, schedules and agreements executed in connection with, or required to be delivered by, any of the foregoing.

“Transfer Documents” means, collectively, such deeds, bills of sale, assignments, assumptions (including Liability assumption agreements), affidavits and other instruments of sale, conveyance, transfer and assignment between Seller, on the one hand, and Buyer, on the other hand, in form and substance reasonably satisfactory to Seller and Buyer, as may be reasonably necessary or advisable under the Laws of the relevant jurisdictions to effect the Contemplated Transactions.
“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added, recording and other similar Taxes and fees, together with any interest, penalties or additions thereto, incurred in connection with the Contemplated Transactions; provided, however, that Transfer Taxes shall not include Taxes based upon or calculated by reference to income, profits or gains (including any such Taxes collected or assessed through withholding).
[*]
ARTICLE 2
PURCHASE AND SALE OF ASSETS
2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in, to and under all assets, properties, rights and interests of any kind and description (whether real, personal or mixed, tangible or intangible, or fixed, contingent or otherwise), as expressly set forth in this Section 2.1, wherever located and by whomever possessed (but excluding the Excluded Assets), as such assets exist on the Closing Date (collectively, the “Purchased Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances). The Purchased Assets shall consist of the following:
2.1.1.the Assumed Contracts;
2.1.2.all books, records, manuals, reports, business plans, data, mailing lists, customer lists, supplier lists, price lists, sales records, vendor data, marketing information and procedures, sales and customer files, current product material, standard forms of documents and manuals of operations or business procedures (other than Intellectual Property), in each case to the extent relating solely to the Purchased Assets or the Assumed Liabilities, whether in hard copy or electronic format, including the Business Tax Records but excluding the Excluded Books and Records (collectively, the “Business Books and Records”), including the technical transfer packages set forth on Schedule 2.1.2; provided, that Seller may temporarily retain possession of and may utilize any Business Books and Records related to the manufacturing of the Molecules on behalf of Buyer to the extent required to comply with its obligations under the Supply Agreement until such time as Buyer has elected thereunder to manufacture one or more of the Molecules, at which time Seller shall deliver all such Business Books and Records (or portions thereof) solely applicable to said Molecules, which shall include such technical transfer packages, to Buyer; provided, further, that Seller shall not be required to deliver Business Tax Records to the extent separate books and records comprising the Business Tax Records are not readily available, but will provide reasonable access to the portions of such books and records comprising the Business Tax Records from time to time, as may be reasonably requested by Buyer.

2.1.3.all (a) rights under or pursuant to all express or implied warranties, representations and guarantees made by suppliers, vendors or other third parties in favor of Seller with respect to any of the other Purchased Assets, and (b) claims, causes of action, rights of recovery, rights of offset or set-off, defenses, warranties and indemnities in favor of Seller from or against any third parties, whether known or unknown, contingent or otherwise, including any encumbrances, security interests, pledges or other rights to payment or to enforce payment, to the extent arising out of the operation, lease or use of the Purchased Assets;
2.1.4.all trade accounts and notes receivable, any other receivables and other rights to receive payment to the extent arising out of the sale or other disposition of goods or performance of services by the Business pursuant to the Assumed Contracts, including the full benefit of all security for such receivables, and any claims, remedies or other rights related to any of the foregoing as listed on Schedule 2.1.4 (collectively, the “Accounts Receivable”);
2.1.5.certain finished goods inventory used, or held for use, in the Business listed on Schedule 2.1.5 (collectively, the “Inventory”); and
2.1.6.all goodwill and other intangible property (other than Intellectual Property) to the extent arising out of the operation, ownership, lease or use of the Purchased Assets, including the customer relationships of the Business to the extent related to the Business.
Nothing in this Section 2.1 shall obligate Buyer to assume any Liability related to Seller or any of its Affiliates, the Business, the Purchased Assets or otherwise, unless Buyer expressly assumes such Liability pursuant to Section 2.2.
2.2.Assumed Liabilities. At the Closing, on the terms and subject to the conditions of this Agreement, and as additional consideration for the Purchased Assets, Buyer shall assume and be liable for, effective as of the Closing, and thereafter shall pay, perform and discharge when due, all Liabilities of Seller to the extent first and solely arising out of or under the Purchased Assets after the Closing, but excluding any Excluded Liabilities (collectively, the “Assumed Liabilities”).
2.3.Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, Seller and Buyer acknowledge and agree that the Purchased Assets shall not include, and Seller is not selling, assigning, transferring or conveying to Buyer any right, title or claim related to, or interest in, any of the following assets (collectively, the “Excluded Assets”):
2.1.all real property interests and equipment of Seller, raw materials inventory and other tangible personal property (provided, that, for the avoidance of doubt, the foregoing shall not be deemed to include any Business Books and Records);
2.2.all cash and cash equivalents of Seller;
2.3.(a) all corporate minute books (and other similar corporate records) of Seller, (b) any books and records to the extent relating to the other Excluded Assets, (c) all Tax Returns and other Tax records (including work papers) of Seller (but excluding all Business Tax Records) and (d) any books, records or other materials or permits that Seller (i) is required by Law to retain (copies of which, to the extent relating to the Purchased Assets or the Assumed Liabilities and to

the extent not prohibited by Law, will be made available to Buyer upon Buyer’s reasonable request) or (ii) is prohibited by Law from delivering to Buyer (collectively, the “Excluded Books and Records”); and
2.4.all Contracts (and all rights thereunder) other than the Assumed Contracts.
2.2.Excluded Liabilities. Buyer shall not assume, nor become responsible for, any Liabilities of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), each of which shall remain the Liability of Seller. For the avoidance of doubt, Excluded Liabilities includes all Liabilities arising out of, in respect of or relating to:
2.1.the ownership of the Purchased Assets or the operation or conduct of the Business prior to the Closing;
2.2.all trade accounts payable, regardless of when incurred, billed or imposed, of Seller;
2.3.the Excluded Assets;
2.4.(a) the portion of the Transfer Taxes that are the responsibility of Seller pursuant to Section 6.2.1, (b) all Taxes of or imposed on Seller for any Tax period, and (c) any Taxes of or with respect to the Business or the Purchased Assets for any Pre-Closing Tax Period, (which in the case of a Straddle Period, shall be allocated to the Pre-Closing Tax Period in accordance with the methodology set forth in Section 6.2.3) including any such Taxes that Buyer is liable for as withholding agent or transferee;
2.5.any indebtedness of Seller;
2.6.all Liabilities related to the employment or service (or the termination of employment or service) of any Person at any time by Seller, including all Liabilities arising under, pursuant to or in connection with, any Seller employee plan or any other compensation or benefit plan, program, policy, Contract or other arrangement that is or was at any time established, sponsored, maintained or contributed to (or required to be contributed to) by Seller or with respect to which Seller has or could have any Liability or obligation (whether current or contingent);
2.7.this Agreement and the other Transaction Documents (other than Liabilities or obligations attributable to any failure by Buyer to comply with the terms hereof or thereof); and
2.8.the Specified IP Matters; and
2.9.all Liabilities of Seller outstanding at Closing with respect to the supply of any remaining quantity of the Initial Order or Expedited Initial Order pursuant to Section 3.4 of the Takasago Agreement to Takasago International Corporation for which payment, as the Extension Credit, has been made pursuant to Section 4.1(e) of the Takasago Agreement.
2.2.Initial Purchase Price.
2.5.1.In consideration of the sale and transfer of the Purchased Assets, Buyer agrees to assume the Assumed Liabilities and pay to Seller, a non-refundable Purchase Price of One Hundred Fifty Million ($150,000,000) US Dollars (the “Initial Purchase Price”), settlement of which shall be made in accordance with the Funds Flow Instruction Letter mutually agreed and delivered by the Parties on the date hereof. The portion of the Initial Purchase Price payable to Seller shall be paid by wire transfer of immediately available funds in accordance with Funds Flow Instruction Letter.
2.5.2.The Parties acknowledge and agree that the Initial Purchase Price has been calculated in part based on the estimated Inventory and Accounts Receivable to be delivered hereunder. To the extent that the aggregate value of the Inventory and the Accounts Receivable delivered at the Closing is less than or more than $[*], the Earn-Out Payment for calendar year 2022, or in later years to the extent the 2022 Earn-Out Payment is insufficient, will be reduced or increased by such difference.
2.6.    Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Agreement or otherwise pursuant to the Contemplated Transactions any amounts that it is required to deduct and withhold with respect to the making of such payments under any provision of applicable Law; provided, that Buyer shall (a) provide Seller with a written notice of its intention to withhold, along with reasonable details regarding the provisions of applicable Law that require such deduction or withholding, at least five (5) days prior to any such withholding, (b) use commercially reasonable efforts to cooperate with Seller in order to minimize any such withholdings or deductions (including by accepting any properly completed and duly executed documentation that is provided by Seller), (c) timely pay any withheld Taxes to the appropriate Governmental Authority and (d) provide proof of payment the withheld Taxes to Seller within fifteen (15) days following the date of such payment. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. In the event that (a) Buyer assigns any or all rights under this Agreement to an Affiliate pursuant to Section 8.4 and (b) Buyer (or its Affiliate) is obligated to deduct and withhold from any amounts otherwise payable pursuant to the Agreement by Buyer arises under applicable Law, Buyer shall pay to Seller an additional amount so that the net amount received by Seller will equal the full amount which would have been received Seller had no such deductions or withholdings been made; provided, however, that no additional amounts shall be required to be paid to Seller under this Section 2.6 to the extent that withholding would have otherwise been required had Buyer acquired the Purchased Assets directly and not assigned all or a portion of its rights to the applicable Affiliate.
ARTICLE 3
CLOSING; CLOSING DELIVERIES
3.1.Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place through the electronic exchange of deliveries and executed documents as the Parties agree (including remotely by exchange of signature pages by facsimile or in electronic format, including in PDF or similar format) on the date hereof (the “Closing Date”). The Closing will be deemed to occur at 12:01 a.m., Central European Time, on the Closing Date.
3.2.Deliveries by Buyer. At Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following:
3.1the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;

3.2the License and Drawing Rights Agreement, duly executed by Buyer;
3.3the Supply Agreement, duly executed by Buyer;
3.4an annex to the written Consents of each of Givaudan and Firmenich to the assignment of the Assumed Contracts to which it is a party containing additional terms agreed to by Buyer, Seller and, as applicable, Givaudan and Firmenich, and duly executed by Buyer;
3.5the Initial Purchase Price, paid in accordance with Section 2.5.
3.3Deliveries by Seller. At Closing, Seller shall deliver, or cause to be delivered, to Buyer:
3.3.1.the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller;
3.3.2.the License and Drawing Rights Agreement, duly executed by Seller;
3.3.3.the Supply Agreement, duly executed by Seller;
3.3.4.a written Consent by each of Givaudan, Firmenich and Takasago with respect to the assignment of the Assumed Contracts to which it is a party to Buyer, and, in the case of Givaudan and Firmenich an Annex containing additional terms agreed to by Buyer, Seller and, as applicable, Givaudan and Firmenich, and duly executed by Seller;
3.3.5.a valid and duly executed IRS Form W-9 of Seller;
3.3.6.each of the items set forth on Schedule 3.3;
3.3.7.a complete and accurate electronic copy of the contents of the Data Room as at 9:00 a.m. New York time on the Business Day prior to the date of this Agreement, which for the avoidance of doubt will be delivered in Switzerland; and
subject to Section 3.4, physical possession of all tangible Purchased Assets, together with all such other Transfer Documents to vest in Buyer good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).
3.4.Further Assurances. Seller shall use its reasonable best efforts to identify and locate the documents and records included in the Purchased Assets and at Closing will deliver the documents and records so located. From time to time, at Buyer’s or Seller’s request, whether on or after the Closing Date, Buyer or Seller, as the case may be, shall, for no further consideration, execute and deliver such further instruments of conveyance, transfer and assignment and take such other commercially reasonable actions as Buyer or Seller, as the case may be, may reasonably require of the other Party to more effectively assign, convey and transfer to Buyer the Purchased Assets and effect the assumption by Buyer of the Assumed Liabilities, in each case on the terms and conditions set forth in this Agreement.
3.5.Earn-Out Payments. Upon the terms and subject to the conditions of this Agreement, as additional consideration for the transfer of the Purchased Assets to Buyer pursuant to Section 2.1, Buyer shall pay to or for the account of the Seller an amount in cash calculated with respect to the Earn-Out Period as follows:

3.5.1.Subject to Section 3.5.4 and, Section 3.5.5 and Section 3.5.7 for the calendar year 2024, for each calendar year beginning on January 1, 2022 through December 31, 2024 (the “Earn-Out Period”), Buyer shall make the payments described in this Section 3.5.1 (each such annual amount, an “Earn-Out Payment”) in the manner set forth in Section 3.5.3; provided that the aggregate Earn-Out Payments to be paid pursuant to this Section 3.5 shall under no circumstances exceed $235,000,000 (the “Aggregate Earn-Out Cap”) (excluding any adjustment under Section 2.5.2):
(a)The Earn-Out Payment for calendar year 2022 shall be equal to (i) 9.0 multiplied by (ii) Annual Launch Business EBITDA for calendar year 2022;
(b)The Earn-Out Payment for calendar year 2023 shall be paid only if Annual Launch Business EBITDA for calendar year 2023 exceeds Annual Launch Business EBITDA for calendar year 2022. In such event, the Earn-Out Payment for calendar year 2023 shall be equal to (i) 9.0 multiplied by (ii) the difference of (A) Annual Launch Business EBITDA for calendar year 2023, minus (B) Annual Launch Business EBITDA for calendar year 2022; provided, that if Annual Launch Business EBITDA for calendar year 2023 is higher than the Launch Business Forecast Amount for calendar year 2024, such Earn-Out Payment shall be reduced by the amount of such difference;
(c)The Earn-Out Payment for calendar year 2024 shall be paid only if Annual Launch Business EBITDA for calendar year 2024 exceeds the greater of (x) Annual Launch Business EBITDA for calendar year 2022 and (y) Annual Launch Business EBITDA for calendar year 2023. In such event, the Earn-Out Payment for calendar year 2024 shall be equal to (i) 9.0 multiplied by (ii) the difference of (A) Annual Launch Business EBITDA for calendar year 2024, minus (B) the greater of (x) Annual Launch Business EBITDA for calendar year 2022 and (y) Annual Launch Business EBITDA for calendar year 2023.
3.5.2.As soon as reasonably practicable following each of the calendar years 2022, 2023 and 2024, Buyer will within sixty (60) days after the end of such calendar year, prepare and deliver to the Buyer a written schedule (the “Earn-Out Schedule”) setting forth its good faith calculations of Annual Launch Business EBITDA and the Earn-Out Payment for such calendar year, including the basis for such computations set forth in reasonable detail. Upon receipt of the Earn-Out Schedule, the Seller shall have thirty (30) days (the “Review Period”) to review the Earn-Out Schedule and related computations of Annual Launch Business EBITDA and the Earn-Out Payment. In connection with such review of the Earn-Out Schedule, Buyer shall, and shall cause the Launch Business to make available, to the Seller and its Representatives such documents, books, records, work papers, facilities, personnel and other information of Buyer and the Launch Business, in each case as the Seller may reasonably request in order to permit the timely review of the Earn-Out Schedule in accordance with this Section 3.5.2. If the Seller has accepted such EarnOut Schedule in writing or has not given written notice to Buyer setting forth in reasonable detail any objection of the Seller to the Earn-Out Schedule (an “Earn-Out Payment Statement of Objections”) prior to the expiration of the Review Period, then such Earn-Out Schedule shall be final and binding upon the parties, and the Earn-Out Payment set forth on such Earn-Out Schedule shall be deemed to be the final Earn-Out Payment for the Earn-Out Period. If the Seller delivers an Earn-Out Payment Statement of Objections during the Review Period, Buyer and the Seller shall use their reasonable efforts to agree on the amount of the Earn-

Out Payment for the Earn-Out Period within fifteen (15) days following the receipt by Buyer of the Earn-Out Payment Statement of Objections. If the parties are unable to reach an agreement as to such amounts within such 15 day period, then the matter shall be submitted to a mutually agreed internationally recognized certified public accounting firm that has not performed accounting, tax or auditing services for Buyer or Seller or any of their respective Affiliates during the past three years (the “Arbitrating Accountant”). The Arbitrating Accountant’s function will be to resolve each element of the EarnOut Payment Statement of Objections that has not been resolved by Buyer and Seller, to revise the Earn-Out Schedule to reflect such resolutions and to calculate the Earn-Out Payment, if any, based on the elements and amounts reflected on the revised Earn-Out Schedule. The Arbitrating Accountant shall make such determination within fifteen (15) days following the submission of the matter to the Arbitrating Accountant for resolution, and such determination shall be final and binding upon Buyer and the Seller. In making such determination, the Arbitrating Accountant will be bound by the provisions of this Agreement and may not revise any element of the Earn-Out Payment Statement of Objections that is not contested in the Earn-Out Payment Statement of Objections or assign a value to any disputed element of the Earn-Out Payment Statement of Objections greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each of the Arbitrating Accountant’s decision, the revised Earn-Out Payment Statement of Objections and the revised calculation of the Earn-Out Payment, if any, will be final and binding upon the parties, and judgment may be entered on the award. Buyer and Seller shall share the fees and expenses of the Arbitrating Accountant in inverse proportion to the relative amounts subject to the Earn-Out Payment Statement of Objections determined in favor of such party, in accordance with the following formulas: (i) Seller shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Earn-Out Payment Statement of Objections resolved in favor of Buyer and the denominator of which is the total dollar amount subject to the Earn-Out Payment Statement of Objections and (ii) Buyer shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Earn-Out Payment Statement of Objections resolved in favor of Seller and the denominator of which is the total dollar amount subject to the Earn-Out Payment Statement of Objections.
3.5.3.If Seller is entitled to an Earn-Out Payment for any of the calendar years 2022, 2023 or 2024, Buyer shall pay such Earn-Out Payment by wire transfer of immediately available funds, to the Seller or to such accounts as designated by the Seller in writing to Buyer, no later than March 31 of the immediately following calendar year (i.e., the Earn-Out Payment for calendar year 2022 shall be paid no later than March 31, 2023); provided, that if the amount of such Earn-Out Payment has not been finally determined in accordance with Section 3.5.2 prior to March 31, such EarnOut Payment shall be paid within 10 days following the date on which such Earn-Out Payment has been finally determined.
3.5.4.In the event that Annual Launch Business EBITDA for the calendar year 2024 is less than Annual Launch Business EBITDA for the calendar year 2022 or the calendar year 2023, then Seller shall pay to Buyer an amount equal to (a) 9.0 multiplied by (b) the amount by which Annual Launch Business EBITDA for the calendar year 2024 is less than the greater of (i) the Annual Launch Business EBITDA for the calendar year 2022 or (ii) the Annual Launch Business

EBITDA for the calendar year 2023 (such resulting product of clauses (a) and (b), the “Shortfall Payment”). If the Shortfall Payment is greater than $0, Seller shall pay the Shortfall Payment to Buyer by wire transfer of immediately available funds, to Buyer or to such accounts as designated by Buyer in writing to Seller, no later than March 31, 2025; provided, that if Annual Launch Business EBITDA for the calendar year 2024 has not been finally determined in accordance with Section 3.5.2 prior to March 31, 2025, such Shortfall Payment shall be paid within 10 days following the date on which Annual Launch Business EBITDA for the calendar year 2024. Notwithstanding the foregoing, Buyer may elect, in its sole discretion, to reduce the Earn-Out Payment for calendar year 2024 by the amount of the Shortfall Payment, and in such event, no further Shortfall Payment shall be required hereunder.
3.5.5.The Earn-Out Payment for the calendar year 2022 shall be reduced on a dollar-for- dollar basis by the amount by which the share profits actually paid by Firmenich to Buyer pursuant to Section 21.2 of the Firmenich Collaboration Agreement (excluding [*]) during the calendar years 2021 and 2022 are less than the target amounts for such periods set forth on Schedule 3.5.5 (the “2022 Value Share Guarantee Amount”); provided that if such actual payments are equal to 90% or more of such target amounts, the 2022 Value Share Guarantee Amount shall be zero ($0) dollars. The Earn-Out Payment for the calendar year 2023 shall be reduced on a dollar-for- dollar basis by the amount by which the share profits actually paid by Firmenich to Buyer pursuant to Section 21.2 of the Firmenich Collaboration Agreement during the calendar year 2023 is less than the target amounts for such period set forth on Schedule 3.5.5 (the “2023 Value Share Guarantee Amount”); provided that if such actual payments are equal to 90% or more of such target amounts, the 2023 Value Share Guarantee Amount shall be zero ($0) dollars. The Earn-Out Payment for the calendar year 2024 shall be reduced on a dollar-for-dollar basis by the amount by which the share profits actually paid by Firmenich to Buyer pursuant to Section 21.2 of the Firmenich Collaboration Agreement during the calendar year 2024 is less than the target amounts for such period set forth on Schedule 3.5.5 (the “2024 Value Share Guarantee Amount”); provided that if such actual payments are equal to 90% or more of such target amounts, the 2024 Value Share Guarantee Amount shall be zero ($0) dollars.
3.5.6.In the event that the Earn-Out Payment for any of the calendar years 2022, 2023 or 2024 is less than any of the 2022 Value Share Guarantee Amount, 2023 Value Share Guarantee Amount or 2024 Value Share Guarantee Amount (each, a “Guarantee Amount”), then Seller shall pay the difference of such Earn-Out Payment and Guarantee Amount to Buyer by wire transfer of immediately available funds or to such account as designated by Buyer in writing to Seller.
3.5.7.Notwithstanding the foregoing, subj ect to the Aggregate Earn-Out Cap, in the event that the aggregate volume of [*]sold by Buyer during the years 2022 through 2024 is equal to or less than [*], which reflects [*]% of the current forecast:
(a)the aggregate amount of Earn-Out Payments to which Seller shall be entitled to receive hereunder shall be no greater than an amount equal to the sum of: (i) (A) 8.0 multiplied by (B) the lesser of (x) $20,000,000 and (y) Annual Launch Business EBITDA for calendar year 2024, plus (ii) (I) 9.0 multiplied by (II) the extent to which Annual Launch Business EBITDA for calendar year 2024 exceeds $20,000,000 (the “[*] Adjustment Cap”), and the Earn-

Out Payment for the calendar year 2024 shall be reduced as may be necessary to give effect to the [*] Adjustment Cap; and
(b)if the aggregate amount of Earn-Out Payments previously paid to Seller under this Section 3.5 is greater than the [*] Adjustment Cap, Seller shall refund any such excess amounts by wire transfer of immediately available funds, to Buyer or to such accounts as designated by Buyer in writing to Seller, no later than March 31, 2025.
3.5.8.During the Earn-Out Period Buyer shall, and shall cause the Launch Business to maintain such books and records related to the Launch Business (including with respect to the inputs for the Launch Business Forecast Amount) sufficient to allow independent verification of the results of the operations of the Launch Business, including for purposes of calculating the Earn-Out Payment and the Launch Business Forecast Amount for each year. Buyer shall not, directly or indirectly, take any actions, or omit to take any actions, in bad faith for the purpose of avoiding or reducing an Earn-Out Payment.
3.5.9.It is the intention of Buyer and Seller that the sale and purchase of the Purchased Assets pursuant to this Agreement in exchange for Seller’s right to receive the Earn-Out Payments shall qualify as an “installment sale” within the meaning of Section 453 of the Code.
3.6.Wrong Pockets.
3.6.1.If at any time after the Closing, Seller (a) receives any payment, remittance or other amount in respect of any Purchased Asset or Assumed Liability or (b) is in possession of any Purchased Assets, then, in each case, Seller shall transfer such funds or assets to Buyer (or Buyer’s designee) as soon as reasonably practicable upon identification of such funds or assets, for no additional consideration; it being acknowledged and agreed that Buyer shall have already paid full consideration for all such funds and assets by payment of the Purchase Price. Prior to any such transfer, Seller shall preserve the value of and hold in trust for the use and benefit of Buyer of such funds or assets and provide to Buyer all of the benefits arising from such funds or assets and otherwise cause such funds or assets to be used as reasonably instructed by Buyer.
3.6.2.If at any time after the Closing, Buyer (a) receives any payment, remittance or other amount in respect of any Excluded Asset or Excluded Liability or (b) is in possession of any Excluded Assets that were transferred to Buyer in error, then, in each case, Buyer shall promptly transfer such funds or assets to Seller (or Seller’s designee) as soon as reasonably practicable upon identification of such funds or assets, for no consideration (net of any reasonable fees and expenses incurred by as a result of such error). Prior to any such transfer, Buyer shall preserve the value of and hold in trust for the use and benefit of Seller of such funds or assets and provide to Seller all of the benefits arising from such funds or assets and otherwise cause such funds or assets to be used as reasonably instructed by Seller.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer, as of the date of this Agreement, that:

4.1.Organization and Authority. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power and authority to enter into, execute and deliver this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. The execution and delivery by Seller of this Agreement and of each other Transaction Document to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Contemplated Transactions have been authorized by all requisite corporate action. This Agreement and each other Transaction Document to which Seller is a party has been duly and validly executed by Seller, and, assuming the due authorization, execution and delivery by Buyer, this Agreement and each such other Transaction Document is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally and rules of law and general equitable principles, including those governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).
4.2.No Conflicts; Consents. The execution, delivery and performance of this Agreement and each other Transaction Document to which Seller is a party by Seller do not and will not, and the consummation of the Contemplated Transactions and compliance with the terms and conditions hereof and thereof by Seller do not and will not: (a) violate, conflict with or result in the breach of the organizational documents of Seller; (b) result in a material breach, material violation of, or material default under, or create in any Person the right to terminate, cancel, accelerate or modify, require any Consent under, or result in the loss of any material benefit to which Seller is entitled under (in each case whether after the giving of notice or the lapse of time of both), any Assumed Contracts or any other Contract to which any of the Purchased Assets is subject or Seller is bound;
(c)conflict with or violate, in any material respect, any Law applicable to Seller or the Purchased Assets; or (d) result in the creation of an Encumbrance upon any of the Purchased Assets except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to (i) prevent, materially delay or materially and adversely affect the ability of Seller to carry out its obligations under this Agreement or the other Transaction Documents or to consummate the Contemplated Transactions, (ii) result in material Liability to Buyer or (iii) materially impair the operation of the Business as currently conducted.
4.3.Consents and Approvals. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and the consummation of the Contemplated Transactions by Seller, do not require any Consent of any Governmental Authority or other Person, except to the extent failure to obtain such Consent would not (i) prevent, materially delay or materially and adversely affect the ability of Seller to carry out its obligations under this Agreement or the other Transaction Documents or to consummate the Contemplated Transactions, (ii) result in material Liability to Buyer or (iii) materially impair the operation of the Business as currently conducted. The Business does not (i) produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (ii) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure”; or (iii) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, none of the

Persons conducting the Business is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.
4.4.Compliance with Law; Litigation and Claims. Seller and each of its Affiliates is not in default or violation of any Law in any material respect applicable to the Purchased Assets or the Assumed Liabilities or by which any of the Purchased Assets or Assumed Liabilities is bound. There is no Action pending or, to the Knowledge of Seller, threatened, against Seller, related to the Purchased Assets or the Assumed Liabilities. There are no outstanding writs, injunctions, decrees, arbitration unsatisfied decisions, unsatisfied judgments or orders issued by any Governmental Authority outstanding against Seller or to which any of the Purchased Assets or Assumed Liabilities is subject or bound.
4.5.Purchased Assets.
4.5.1.Title to Purchased Assets. Seller has good and valid title to and the right to transfer (or cause to be transferred) all Purchased Assets, in accordance with the terms of this Agreement, free and clear of all Encumbrances (other than Permitted Encumbrances).
4.5.2.Completeness of Purchased Assets. The Purchased Assets, together with the Intellectual Property rights licensed to Buyer under the License and Drawing Rights Agreement, constitute all of the assets, rights, privileges and properties necessary for Buyer to conduct the Business in substantially the same manner immediately following the Closing as currently conducted by Seller, except that Buyer acknowledges that it is not purchasing any real property, manufacturing equipment or manufacturing Contracts or any other Excluded Assets that are necessary for Buyer to conduct the Business.
4.6.Tax Matters. All material Tax Returns required to have been filed by Seller or otherwise with respect to the Purchased Assets have been duly filed, and all Taxes required to have been paid by Seller or otherwise with respect to or that could become an Encumbrance on the Purchased Assets have been paid. There are no rulings, settlement or closing agreements or other transactions or agreements entered into prior to the Closing with respect to Taxes pertaining to the Purchased Assets that would bind Buyer or give rise to any Tax liability for Buyer or its Affiliates after the Closing. There are no Encumbrances for Taxes on any of the Purchased Assets, other than Permitted Encumbrances. There are no audits, examinations, investigations or other proceedings with respect to Taxes pending or threatened relating to or that could result in an Encumbrance on the Purchased Assets, and no claim has been made by a Governmental Authority that Tax Returns with respect to the Purchased Assets should be filed which have not been filed. None of the Purchased Assets are “tax-exempt use property” within the meaning of Section 168(h) of the Code, are “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, secure any debt the interest of which is tax-exempt under Section 103(a) of the Code or are subject to a “section 467 rental agreement” within the meaning of Section 467 of the Code (or in each case, similar or corresponding provisions of applicable state Tax Law). Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 4.6 (i) shall not apply to the extent that a breach of such representations or warranties would not result in any Taxes or other liabilities or obligations for Buyer and Buyer’s Affiliates and also would not result in any Encumbrances on the Purchased Assets and (ii) constitute the sole representations and warranties being made by Seller with respect to Taxes.

4.7.Assumed Contracts. Seller has made available to Buyer true and complete copies of all Assumed Contracts. Each Assumed Contract is a valid and binding obligation of Seller and, to the Knowledge of Seller, the other party thereto, and is in full force and effect, in each case subject to the Enforceability Exceptions. Neither Seller nor, to the Knowledge of Seller, any other party thereto is in material breach of, or material default under, any Assumed Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder. Seller has not received written notice of termination, cancellation or non-renewal with respect to any Assumed Contract. No Assumed Contract has been amended or otherwise modified. Other than the Assumed Contracts, there are no Contracts between Seller, on the one hand, and any of Givaudan, Firmenich or Takasago, on the other hand, with respect to the Business.
4.8.Inventory. As of the Closing Date, the Inventory (a) is good, saleable and merchantable in the ordinary course of business with a shelf life of no less than [*], and [*] for volumes of Manool delivered at Closing exceeding [*], (b) was produced or manufactured in accordance with the specifications for the Molecule as set forth in material compliance with applicable Law and the Assumed Contracts and (c) is not adulterated and is of suitable quality. The Inventory has a fair market value of no less than $1,909,500, calculated in a manner consistent with GAAP as applied in Seller’s historical practice.
4.9.R&D Obligations. Seller has completed, and is in compliance with all of the obligations under the Assumed Contracts with respect to, all research and development actions and obligations in connection with all of the applicable products that have been commercialized by Givaudan and Firmenich.
4.10.Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of Seller for which Buyer would have any Liability.
4.11 No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, Seller has not made any representation or warranty whatsoever, express or implied, other than those representations and warranties of Seller expressly set forth in this Article 4. Neither Seller nor any of its Affiliates nor any of their respective Representatives make any representation or warranty to Buyer or any of its Affiliates or any of their respective Representatives with respect to any forward-looking projections, estimates or budgets heretofore made available to Buyer or any of its Affiliates or any of their respective Representatives of future revenues, expenses or expenditures or future results of operations of the Business or the Purchased Assets any other information or documents made available to Buyer or any of its Affiliates or any of their respective Representatives.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as of the date of this Agreement:
5.1.Organization and Authority. Buyer is a corporation duly organized and in good standing under the laws of Switzerland. Buyer has all necessary corporate power and authority to enter into, execute and deliver this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery by Buyer of this Agreement and each other Transaction Document to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Contemplated Transactions have been authorized by all requisite corporate action on the part of Buyer. This Agreement and each other Transaction Document to which Buyer is a party has been duly and validly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by Seller, this Agreement and each such other Transaction Document is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.
5.2.No Conflicts; Consents. The execution, delivery and performance of this Agreement and of each other Transaction Document to which Buyer is a party by Buyer do not and will not, and the consummation of the Contemplated Transactions and compliance with the terms and condition hereof and thereof by Buyer do not and will not: (a) violate, conflict with or result in the breach of the organizational documents of Buyer; (b) result in a breach, violation of or default under (whether after the giving of notice or the lapse of time or both), or create in any Person the right to terminate, cancel, accelerate or modify, or require any Consent under, any Contract to which Buyer is a party or to which its properties or assets are subject; (c) conflict with or violate any Law applicable to Buyer, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially and adversely affect the ability of Buyer to carry out its obligations under this Agreement or the other Transaction Documents or to consummate the Contemplated Transactions.
5.3.Consents and Approvals. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer, and the consummation of the Contemplated Transactions by Buyer, do not require any Consent of any Governmental Authority or other Person, except to the extent failure to obtain such Consent would not prevent, materially delay or materially and adversely affect the ability of Buyer to carry out its obligations under this Agreement or the other Transaction Documents or to consummate the Contemplated Transactions.
5.4.Sufficient Funds. Buyer has full financial capacity to comply with the payment obligations provided in this Agreement.
5.5.No Other Representations. Except for the representations and warranties expressly set forth in Article 4, Buyer acknowledges that none of the Seller nor any of its Affiliates nor any of their respective Representatives nor any other Person makes, and Buyer acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Seller, the Business or the Purchased Assets or with respect to any other information provided or made available to Buyer or its Affiliates or their respective Representatives in connection with the Contemplated Transactions, including any information, documents, projections, forecasts or other material made available to Buyer or its Affiliates or their respective Representatives in certain “data rooms” or management presentations in expectation of the Contemplated Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties expressly set forth in Article 4 hereof.

ARTICLE 6
COVENANTS
6.1.Expenses. All expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a Party, incurred in connection with this Agreement and the Contemplated Transactions, shall be paid by the Party incurring such fees and expenses, whether or not the Contemplated Transactions are consummated.
6.2.Tax Matters.
6.2.1.Any Transfer Taxes shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller provided, that any Transfer Taxes that are fully refundable or creditable to a particular Person shall be borne exclusively by such Person. The Person required by applicable Law to file a Tax Return relating to Transfer Taxes and pay any Transfer Taxes shall do so within the time period prescribed by applicable Law. If Seller remits to the appropriate Governmental Authority a payment for any Transfer Taxes (including as a result of an audit or examination of Seller), Buyer shall promptly reimburse Seller for the full amount of Transfer Taxes paid by Seller to the Governmental Authority. Buyer and Seller shall, and shall cause their respective affiliates to, cooperate in connection with the filing of any Tax Return for Transfer Taxes including joining in the execution of such Tax Return for Transfer Taxes and in obtaining all available reductions in or exemptions from such Transfer Taxes.
6.2.2.After the Closing, upon reasonable request and without limiting the other provisions of the this Agreement, Buyer, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other and their Representatives reasonable cooperation with respect to Tax matters pertaining to the Purchased Assets and the Assumed Liabilities including the furnishing or making available of records, personnel, or other materials reasonably necessary for the preparation or filing of Tax Returns or the defense of an audit, examination, judicial or administrative proceeding; provided, however, that this Section 6.2.2 shall not require any Party to share its or its Affiliates’ Tax Returns with the other Party.
6.2.3.In the case of any Straddle Period, the amount of any property, ad valorem or similar Tax in respect of the Purchased Assets or the Assumed Liabilities shall be apportioned between the portion of such Straddle Period included and the Pre-Closing Tax Period and the remainder of such Straddle Period by allocating such Taxes on a daily basis for each day in the entire Straddle Period.
6.2.4.Unless the relevant action is expressly required by applicable Law, following the Closing, except as consented to by Seller (such consent not to be unreasonably withheld, conditioned or denied), Buyer shall not, and shall not permit its Affiliates to, (i) file any Tax Returns or amended Tax Returns which relate exclusively to the Purchased Assets or the Assumed Liabilities for a Pre-Closing Tax Period, (ii) take any action with respect to the Purchased Assets or the Assumed Liabilities on the Closing Date, but after the Closing, outside the ordinary course of business or (iii) initiate or enter into any voluntary disclosure agreement or similar program for Taxes with any Governmental Authority that relates to t the Purchased Assets or the Assumed Liabilities for a Pre-Closing Tax Period, in each case, if the applicable action would be reasonably expected to (A) increase the Taxes of Seller or (B) increase the amount of the indemnification obligations of Seller under Section 7.2.1 with respect to Taxes.

6.2.5.Except as otherwise required by applicable Law, Buyer and Seller shall, and shall cause their respective Affiliates to, treat any Earn-Out Payments under Section 3.5 and any indemnification payments made pursuant to Article 7 as adjustments to the aggregate consideration paid by Buyer for the Purchased Assets for applicable Tax purposes.
6.3    Confidentiality.
6.3.1.Seller agrees that, from and after the Closing, all non-public information included in the Purchased Assets and any other non-public information related to the Purchased Assets or the Assumed Liabilities other than information belonging to a Third Party is deemed to be confidential information of Buyer (“Confidential Information”) and Seller shall keep confidential and not disclose to any Third Party or use any such information; provided that Seller may use or disclose the Confidential Information (a) for the purpose of complying with or enforcing Seller’s rights, covenants and obligations under this Agreement or any other Transaction Document and (b) in connection with Seller’s defense against, or prosecution of, any Action relating to the Business or the Purchased Assets, including the defense against or prosecution of any Action relating to (i) the ownership of the Purchased Assets prior to the Closing, (ii) the Assumed Contracts with respect to any period prior to the Closing or (iii) the operation or conduct of the Business prior to the Closing.
6.3.2.Seller agrees, from and after the Closing, to enforce all rights of Seller in connection with any obligation of any current or former employees, independent contractors or consultants of the Business owed to Seller to refrain from competing with all or any portion of the Business or disclosing any Confidential Information or other non-public or proprietary information of the Business.
6.4.Cooperation in Litigation Matters. Each Party agrees to, after the Closing, reasonably cooperate with the other Party and any of the other Party’s Affiliates in connection with the defense by such requesting Party or any of its Affiliates against, or the prosecution of, any Action commenced by a Third Party relating to the Purchased Assets or the Assumed Liabilities, including by permitting the Representatives of such requesting Party (including legal counsel and accountants) to (a) have reasonable access at reasonable times, and in a manner so as not to interfere with the normal business operations of the other Party, to the other Party and its Representatives and to the books, records, contracts and documents included in the Purchased Assets or the Assumed Liabilities or otherwise to the extent relating to the Purchased Assets or the Assumed Liabilities and (b) make copies of any of the items described in clause (a).
6.5.Escrow Agreement. Following the Closing, and within the time frame(s) agreed by each of Givaudan and Firmenich, each of Buyer and Seller shall deliver the Escrow Agreement, duly executed by such party.
6.6.Conduct of the Business. Following the Closing, Seller will not enter into any Contracts related to the Business, the Molecules or the Future Molecules (as defined in the License Agreement) with any of Givaudan, Firmenich or Takasago or any of their respective Affiliates without the prior written consent of Buyer, which shall not be unreasonably withheld, except as it may relate to existing Firmenich research and development of the Molecules, and to the extent related to Firmenich, the Future Molecules (as defined in the License Agreement) or intellectual property matters and in each case, subject to the confidentiality obligations imposed on Seller by Givaudan and Firmenich.
ARTICLE 7
INDEMNIFICATION
7.1.Survival. All of the representations, warranties and covenants contained in this Agreement (other than the representations and warranties set forth in Section 4.1, Section 4.9 and Section 5.1) shall survive the Closing until the twelve-month anniversary of the Closing Date. The representations and warranties set forth in Section 4.1, Section 4.9 and Section 5.1 shall survive until the six-year anniversary of the Closing Date. Notwithstanding the foregoing (a) any obligation to indemnify, defend and hold harmless pursuant to this Article 7 shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice of such claim to the Indemnifying Party in accordance with Section 7.4 and (b) nothing in this Section 7.1 shall be deemed to limit the survival of, or the ability of any Party to make a claim arising out of, any covenant or agreement of any Party that by its terms contemplates or requires performance after the Closing or that is set forth in this Article 7 (including Section 7.2.1(b) and Section 7.2.2) or Article 8.
7.2.Indemnification.
7.2.1.From and after the Closing, Seller shall indemnify and hold harmless Buyer, its Affiliates and its and their respective Representatives and controlling persons with respect to:
(a)any and Losses resulting from, arising out of or related to any breach or inaccuracy in any of the representations or warranties made by Seller in Article 4 of this Agreement;
(b)any and all Losses resulting from, arising out of or related to any Excluded Liability; and
(c)any compensation that may become payable to [*] in connection with Amendment 2, [*] of the Firmenich Collaboration Agreement and [*] of the Firmenich Supply Agreement.
7.2.2.From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Representatives and controlling persons with respect to any and all Losses resulting from, arising out of or related to any Assumed Liability or the portion of the Transfer Taxes that are the responsibility of Buyer under Section 6.2.1 (excluding any Losses to the extent resulting from, arising out of or related to (a) a breach or inaccuracy in any of the representations or warranties made by Seller in Article 4 of this Agreement (assuming solely for this purpose that such representations and warranties survive the Closing indefinitely) or (b) Seller’s breach of any of its covenants set forth in this Agreement).
7.3 Claims Procedure.
7.3.1.In the event that Seller or Buyer should have a claim against the other Party under this Article 7, the Party seeking indemnification (the “Indemnified Party”) shall, as promptly as reasonably practicable after discovery of such claim, deliver written notice of such claim to the other Party (the “Indemnifying Party”). The failure by the Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 7, except to the extent that the Indemnifying Party demonstrates that it has been actually prejudiced by such failure.
7.3.2.If an Indemnified Party receives notice or otherwise learns of the assertion by any Third Party of any claim or demand or of the commencement by any Third Party of any Action as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Party of the Third Party Claim in writing and in reasonable detail describing the basis for any claim for indemnification hereunder and including copies of all notices and documents received by the Indemnified Party from Third Parties relating to the Third Party Claim (subject to any bona fide claims of attorney-client privilege) promptly (and in any event within thirty (30) days after receipt by such Indemnified Party of written notice of the Third Party Claim); provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 7, except to the extent that the Indemnifying Party demonstrates that it has been actually prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within five (5) business days) after the receipt thereof by the Indemnified Party, copies of any and all additional written notices and documents (including court papers) received by the Indemnified Party from Third Parties relating to the Third Party Claim, subject to any bona fide claims of attorney-client privilege.
7.3.3.The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within thirty (30) days after receipt of notice from the Indemnified Party, to assume and conduct the defense (including settlement) of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 7.3.3, the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 7.3.3, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement or compromise of, or the entry of any judgment arising from, any such Third Party Claim that (a) does not include as an unconditional and irrevocable release of the Indemnified Party from all Liability in connection with the Third Party Claim, (b) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or any of its Affiliates, (c) involves any finding or determination of wrongdoing or violation of Law by the Indemnified Party or any of its Affiliates, or (d) in the reasonable opinion of the Indemnified Party, would otherwise materially used adversely affect the Indemnified Party or any of its Affiliates. The Indemnified Party may consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

7.4.Buyer’s Off-Set Right. Buyer shall have the right to deduct from and off-set against any Earn-Out Payment the amount of any Losses payable by Seller or any of its Affiliates pursuant to Section 3.5.4, Section 3.5.5, Section 3.5.6 or this Article 7 that have not been paid prior to the date of such Earn-Out Payment.
ARTICLE 8
GENERAL
8.1.Public Statements. Neither of the Parties shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Contemplated Transactions without consulting with and obtaining the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required where such release or announcement is required by Law (including disclosure requirements as may be applicable with respect to securities exchanges on which securities of a Party or its Affiliate are traded; provided, that the Parties shall use commercially reasonable efforts to consult with the other Party prior to any such release or announcement).
8.2.Notices. All communications, notices and consents provided for herein shall be in writing and given in person, by electronic mail, by nationally recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by electronic mail and the sender does not receive a delivery failure message; (c) one (1) Business Day after sending by a nationally recognized overnight courier delivery service; or (d) four (4) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid.
Notices shall be addressed as follows (provided that if a Party shall have designated a different address by notice to the other Party delivered pursuant to this Section 8.2, then notices shall be addressed to the last address so designated):
8.2.1.if to Seller:
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
Attention: Nicole Kelsey, General Counsel
E-mail:
8.2.2.if to Buyer:
DSM Nutritional Products Ltd.

Attention:
E-mail:
with a copy to (which copy shall not constitute notice):
Latham & Watkins LLP
330 North Wabash Avenue

Suite 2800
Chicago, IL 60611
Attention: Shaun D. Hartley; Jason Morelli
E-mail:
8.3.Amendment; Waiver; Cumulative Rights.
8.3.1.Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of Buyer and Seller.
8.3.2.Waiver. Failure or delay by either Party in exercising or enforcing any provision, right, or remedy under this Agreement, or waiver of any remedy hereunder, in whole or in part, shall not be deemed a waiver thereof, or prevent the subsequent exercise of that or any other rights or remedy. Any of the terms, covenants, representations, warranties or conditions in this Agreement may be waived only by an instrument in writing signed by or on behalf of the Party waiving such compliance.
8.3.3.Cumulative Rights. Except where otherwise expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
8.4.Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that this Agreement may not be assigned by either Party without the prior written consent of the other Party, except that Buyer may freely assign any or all rights under this Agreement, without the prior written consent of Seller, (a) to one of its Affiliates, (b) as collateral to any person providing debt financing to Buyer or its Affiliates or (c) if such assignment occurs in connection with a sale of all or substantially all of its assets to which this Agreement relates, regardless of whether such sale is structured as an asset sale, merger, reorganization or similar transaction; provided, further, that no assignment shall relieve the assigning Party of any of its obligations under this Agreement. Any attempted assignment, transfer or delegation in violation of the foregoing shall be null and void.
8.5.Entire Agreement. This Agreement, together with the other Transaction Documents, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and cancels and supersedes all other prior agreements, arrangements, understandings and undertakings, both written and oral, between the Parties with respect to the subject matter of this Agreement and the other Transaction Documents.
8.6.Governing Law; Jurisdiction; Waiver of Jury Trial.
8.6.1.This Agreement and the other Transaction Documents shall be governed in all respects, including validity, interpretation, construction, performance and effect, by the internal laws of the State of New York, without reference to choice of law principles that would result in the application of the law of any other state or jurisdiction. The Parties agree that the federal or state courts located in the State of Delaware or any appellate court therefrom (the “Designated Courts”) shall have exclusive jurisdiction over any dispute or controversy arising out of or relating to this Agreement, the other Transaction Documents or any of the Contemplated

Transactions. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action or proceeding so brought.
8.6.2.EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY CONTEMPLATED TRANSACTION. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD SEEK TO AVOID THE FOREGOING WAIVER IN THE EVENT OF LITIGATION AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.2.
8.7.Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Any counterpart may be signed and transmitted by facsimile or electronic mail (including in PDF or similar format) with the same force and effect as if such counterpart was an ink-signed original. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. No provision of this Agreement, except Sections 8.6 and 8.12 with respect to Non-Recourse Parties, is intended to confer any rights, benefits, remedies, obligations or Liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.
8.8.Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.
8.9.Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections,” “Article” or “Articles” refer to the corresponding Section or Sections, or Article or Articles, of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “including” or “includes” do not limit the preceding words or terms and shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

8.10.Validity. If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.
8.11.Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of, and to enforce specifically, this Agreement and the terms and provisions hereof, in the applicable Designated Court, this being in addition to any other remedy to which such Party is entitled at law or in equity.
8.12.Non-Recourse.
8.12.1.This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, lender, agent, attorney or other Representative of any Party hereto or any Affiliate, successor, heir or assignee of any of the foregoing (each, a “Non-Recourse Party”) shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or Liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any oral representations made or alleged to have been made in connection herewith.
8.12.2.The provisions of this Section 8.12 are intended to be for the benefit of, and enforceable by, the Non-Recourse Parties, and each such Non-Recourse Party shall be a third party beneficiary of this Section 8.12.
[Remainder of page intentionally left blank; signatures appear on following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
BUYER:
DSM NUTRITIONAL PRODUCTS LTD.

By: /s/ Michael Wahl
Name: Michael Wahl
Title: VP
By: /s/ Bruno Muller
Name: Bruno Muller
Title: VP
SELLER:
AMYRIS, INC.
By: /s/ John Melo
Name: John Melo
Title: President and CEO